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                                  Exhibit 99.1
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                                      NEWS





FOR RELEASE IMMEDIATELY
OCTOBER 27, 1994

                        Investor Relations Contact:  Lee Robbins
                                                     (913) 661-0444, x 512
                                    Media Contact:   Greg Miller
                                                     (212) 880-5306


            PURITAN-BENNETT BOARD APPROVES AMENDMENT TO RIGHTS PLAN
                    SO THAT RIGHTS DO NOT TRADE SEPARATELY


     Overland Park, KS - Puritan-Bennett Corporation (PBEN:NASDAQ) announced at a meeting held on October 26, 1994, that the Board of Directors approved an amendment to its Common Stock Purchase Rights Plan providing that separate trading of Common Stock Purchase Rights shall not occur until such time as the Board of Directors may, from time to time, determine. If the Board had not acted, the announcement of the tender offer by Thermo Electron to acquire all of the outstanding shares of common stock of Puritan-Bennett for $24.50 per share in cash would have resulted in the issuance of separately traded Rights Certificates. The Common Stock Purchase Rights are currently transferable only with the associated common stock. The Rights Plan was adopted by the Board in May 1989.
     Burton A. Dole, Jr., Chairman of the Board and Chief Executive Officer of Puritan-Bennett said, "A meeting had been scheduled to consider Thermo Electron's prior unsolicited proposal to acquire Puritan-Bennett for $24.00 per share. The Board had not yet considered Thermo Electron's tender offer but will do so and make a recommendation to stockholders on or before November 7, 1994."
     Puritan-Bennett is a world leader in products related to respiration. These products are used in multiple health care settings and on aircraft.